EXHIBIT 4.1





                                      RULES

                                     OF THE

                         MILLENNIUM PHARMACEUTICALS, INC

                                    SAYE PLAN







                (Established by the Company on 21 September 2001
                       and approved by the Inland Revenue
                         under Schedule 9 to the Income
                         and Corporation Taxes Act 1988
                                   on [ 2001]
                              under ref SRS 2690 )



                                ERNST & YOUNG LLP
                                   ROLLS HOUSE
                                 ROLLS BUILDINGS
                                   FETTER LANE
                                 LONDON EC4A 1NH
                               TEL: 020 7951 2000
                               FAX: 020 7951 4001

                          FINAL VERSION - OCTOBER 2001


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                                    CONTENTS
RULE

1.       Definitions and interpretation

2.       Invitations to apply for Options

3.       Scaling down

4.       Grant of Options

5.       Plan limits

6.       Rights of exercise and lapse of Options

7.       Exercise of Options

8.       Takeovers and liquidations

9.       Exchange of Options on a takeover

10.      Variation of share capital

11.      Administration

12.      Amendments

13.      General



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                         MILLENNIUM PHARMACEUTICALS, INC

                                    SAYE PLAN

1.       DEFINITIONS AND INTERPRETATION

         In this Plan, the following words and expressions shall, where the context so permits, have the following meanings:

         "ASSOCIATED COMPANY"     has the meaning that the expression bears in
                                  Paragraph 23 of Schedule 9 by virtue of
                                  section 187(2) of the Taxes Act;

         "AUDITORS"               means the auditors for the time being of the
                                  Company;

         "BONUS" means any sum payable by way of terminal bonus under a Savings Contract being the additional payment made by the nominated Savings Authority when repaying contributions under a Savings Contract;

         "BONUS DATE"             means the earliest date on which the relevant
                                  Bonus is payable;

         "COMMITTEE"              means the Board of Directors for the time
                                  being of the Company or a committee thereof duly designated for the administration of this Plan (or any person authorised by that committee);

         "THE COMPANY"            means Millennium Pharmaceuticals, Inc whose
                                  principal office is at 75 Sidney Street, Cambridge, Massachusetts, 02139, USA;


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          "CONTROL"               has the meaning given by section 840 of the
                                  Taxes Act;

          "DATE OF GRANT"         means the date on which an Option is granted;

          "ELIGIBLE EMPLOYEE"     means:

                                  (a) any person who is a director required to
                                      devote to his duties not less than 25
                                      hours per week (excluding meal breaks),
                                      or any employee (other than one who is a director), of any Participating Company who:

                                      (i) has such qualifying period (if any) of
                                          continuous service (being a period
                                          commencing not earlier than five years
                                          prior to the Date of Grant) as the
                                          Committee may in its absolute
                                          discretion and from time to time
                                          determine; and

                                      (ii) is chargeable to tax in respect of
                                           his office or employment under Case I
                                           of Schedule E; and

                                  (b) any other director or employee of any
                                      Participating Company whom the Committee may in their absolute discretion and from time to time select,

                                  who is not precluded from participating in this Plan by paragraph 8 of Schedule 9 (material interest in a close company within the preceding 12 months);

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         "EXERCISE PRICE"         means the price (in Pounds Sterling) at which
                                  each share of Stock subject to an Option may be acquired on the exercise of that Option, being (subject to Rule 10) not manifestly less than eighty five per cent (85%) of the Market Value of a share of Stock (or such other percentage as shall from time to time be specified in paragraph 25 of Schedule 9) on the business day preceding the day on which invitations are issued;

         "GMT"                    means Greenwich Mean Time;

         "GROUP COMPANY"          means the Company, any company under the
                                  Control of the Company, and any other
                                  Associated Company;

         "MARKET VALUE"           means on any day:

                                  (a) if the Stock is listed on the New York
                                      Stock Exchange, the closing price of the Stock on that exchange; or

                                  (b) if the Stock is not listed on the New York
                                      Stock Exchange, the market value as
                                      determined in accordance with Part VIII
                                      of the Taxation of Chargeable Gains Act
                                      1992 and agreed in advance with the Inland
                                      Revenue Shares Valuation Division;

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                                      converted into Pounds Sterling using the
                                      prevailing exchange rate on that date as determined from the Wall Street Journal, or such other source as the Committee may in its absolute discretion and from time to time determine, or any other exchange rate as shall be agreed with the Inland Revenue prior to the Date of Grant.


         "MAXIMUM CONTRIBUTION"   means the maximum aggregate Monthly
                                  Contribution which a Participant may make under all Savings Contracts linked to options granted to him under this Plan or any other savings-related share option plan approved by the Inland Revenue under Schedule 9, being the lesser of:

                                  (a) (pound)250 per month (or such other
                                      maximum amount as shall be specified in
                                      paragraph 24(2)(a) of Schedule 9); and

                                  (b) such other maximum contribution as may be
                                      determined from time to time by the
                                      Committee which need not be the same in
                                      relation to all Eligible Employees
                                      provided that it does not infringe the
                                      requirements of paragraphs 26(1) and(2)
                                      of Schedule 9 (participation on similar
                                      terms);

         "MONTHLY CONTRIBUTION"   means the monthly contribution agreed to be
                                  paid by an Optionholder under his Savings
                                  Contract;

         "OPTION" means a right to acquire Stock pursuant to this Plan;


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         "OPTIONHOLDER"           means an Eligible Employee to whom an Option
                                  has been granted under this Plan;

         "PARTICIPATING COMPANY"  means the Company and any company of which the
                                  Company has Control but excluding any company which is for the time being specified by the Committee as not being a Participating Company;

         "THIS PLAN"              means the Millennium Pharmaceuticals, Inc
                                  SAYE Plan, as amended from time to time;

         "SAVINGS AUTHORITY"      means the building society or bank recognised
                                  by the Committee from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

         "SAVINGS CONTRACT"       means a contract under a certified contractual
                                  savings scheme (within the meaning of section
                                  326 of the Taxes Act) approved by the Inland
                                  Revenue for the purpose of Schedule 9;

         "SCHEDULE 9"             means Schedule 9 to the Taxes Act;

         "SPECIFIED AGE"          means the age of 60;

         "STOCK" means the common stock of the Company which satisfies the requirements of paragraphs 10 to 14 of Schedule 9;

         "TAXES ACT"              means the Income and Corporation Taxes Act
                                  1988. References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall


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                                 include the plural and vice versa and words
                                 importing the masculine shall include the feminine and vice versa.

2.       INVITATIONS TO APPLY FOR OPTIONS

         2.1 The Committee may invite all Eligible Employees to apply for the grant of Options on such dates as it may from time to time resolve after the approval of this Plan or any amendment hereto by the Inland Revenue under Schedule 9.

         2.2 Such invitations shall be made to all Eligible Employees and shall include details of the following matters which shall be determined by the Committee:

                  (a) the Exercise Price or the means by which it will be notified to Eligible Employees;

                  (b) the latest date by which applications must be received, being neither earlier than 14 days nor later than 28 days after the date of the invitations; and

                  (c)     the Maximum Contribution.

         2.3      Each invitation shall be accompanied by:

                  (a)     a proposal form for a Savings Contract; and

                  (b)     an application form.

         2.4 An application form shall be in such form as the Committee may from time to time prescribe (subject to the prior approval of the Inland Revenue) save that it must provide for the applicant to state:

                  (a) the Monthly Contribution (being a multiple of (pound)1 and not less than(pound)5) which he wishes to make under the related Savings Contract; and


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                  (b)     that his proposed Monthly Contribution (when
                          taken together with any Monthly Contribution he makes under any other Savings Contract linked to an Option granted to him under this Plan or any other savings-related share option plan approved by the Inland Revenue under Schedule 9) will not exceed (pound)250 per month (or such other maximum amount as shall be specified in paragraph 24(2)(a) of Schedule
                          9).

         2.5 Each application shall provide that, in the event of scaling down in accordance with Rule 3, the Committee is authorised by the applicant to modify his application to reflect such scaling down.

         2.6 Each application shall be deemed to be for an Option over such number of shares of Stock as can be acquired at the Exercise Price with the expected repayment under the related Savings Contract at the Bonus Date.

3.       SCALING DOWN

         3.1      To the extent that valid applications are received in
                  excess of any maximum number of shares of Stock which may be determined by the Committee pursuant to Rule 5, the Committee shall scale down applications in the same manner in order to eliminate the excess by:

                  (a) imposing a lower Maximum Contribution in respect of the offer; and/or

                  (b) reducing pro-rata the proposed Monthly Contributions in excess of (pound)5; and

                  (c)     so far as necessary, selecting by lot.

         3.2 Where applications are scaled down in accordance with Rule 3.1 all relevant applications shall be deemed to have been amended or withdrawn, as the case may be.

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4.       GRANT OF OPTIONS

         4.1 Options shall be granted as soon as the Committee deems practicable following the date stated on the relevant invitation as being the date of its expiry in accordance with Rule 2.2 (b) provided that the Date of Grant shall not in any circumstances be more than 30 days (or 42 days in the event that applications are scaled down under Rule 3) after the day by reference to which the Exercise Price was fixed.

         4.2 No Option shall be granted to a person unless at the Date of Grant he is an Eligible Employee.

         4.3 As soon as is practicable after having granted an Option to an Eligible Employee the Committee shall issue to him, or procure the issue to him of, an option certificate. The option certificate shall be in such form determined by the Committee from time to time (subject to it being acceptable to the Inland Revenue) and shall state:

                  (a)     the Date of Grant of the Option;

                  (b) the number and class of Stock over which the Option is granted; and

                  (c) the Exercise Price payable for each share of Stock subject to the Option.

         4.4 Subject to the right of an Optionholder's personal representatives to exercise an Option as provided in Rule 6.4, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged.

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5.       PLAN LIMITS

         In respect of each grant of Options under the Plan, the Committee may in its discretion place a limit on the number of shares of Stock to be made available under this Plan on that occasion.

6.       RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

         6.1      Save as provided in Rules 6.4 (death), 6.5 (good leavers),
                  6.8 (reaching the Specified Age) and 8 (takeovers etc), an Option may be exercised only during the six-month period commencing with the Bonus Date under the related Savings Contract.

         6.2      Save as provided in Rules 6.4, 6.5 and 6.6, an
                  Optionholder may only exercise an Option while he is a director or employee of a Group Company.

         6.3 No Option may be exercised by an Optionholder at any time when he is, or by the personal representatives of an Optionholder who at the date of his death was, prohibited from such exercise by virtue of the provisions of paragraph 8 of
                  Schedule 9 (material interest in a close company within the preceding 12 months).

         6.4 Subject to Rule 6.3, an Option may be exercised by the personal representatives of a deceased Optionholder:

                  (a) during the period of one year following the date of the Optionholder's death if such death occurs before the Bonus Date; or

                  (b) during the period of one year following the Bonus Date if the Optionholder's death occurs within the period of six months after the Bonus Date.
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         6.5      Subject to Rule 6.6, if an Optionholder ceases to hold any office or employment with a Participating Company on account of:

                  (a) injury or disability (evidenced to the satisfaction of the Committee); or

                  (b) redundancy (within the meaning of the Employment Rights Act 1996); or

                  (c) retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

                  (d) the transfer of the undertaking or part-undertaking in which the Optionholder is employed to a person other than a Group Company; or

                  (e) the Company by which the Optionholder is employed ceasing to be under the Control of the Company the Option may be exercised by five o'clock in the afternoon (5.00pm) GMT on the day the period of six months after the date of such cessation expires.

         6.6 An Optionholder shall not be treated as having ceased to hold any office or employment with a Participating Company for the purposes of this Rule 6 if he continues to hold any office or employment with a Group Company.

         6.7 An Option shall lapse on the occurrence of the earliest of the following:

                  (a) subject to Rule 6.7(b) below, at five o'clock in the afternoon (5.00pm) GMT on the day the period of six months after the Bonus Date expires; or

                  (b)     at five o'clock in the afternoon (5.00pm) GMT on
                          the day any of the applicable periods specified in Rules 6.4 (exercise by personal representatives) and
                          6.5 (good leavers) expire but if an Optionholder dies
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                          while time is running under Rule 6.5, the Option
                          shall not lapse until five o'clock in the afternoon (5.00pm) GMT on the day the relevant period in Rule 6.4(a) or (b) expires;

                  (c) subject to Rule 9 (exchange of options on a takeover), at five o'clock in the afternoon (5.00pm) GMT on the day the applicable periods in Rules 8.1, 8.2, 8.3 and 8.4 (takeovers etc) expire;

                  (d) subject to Rule 6.6 (retaining an office or employment with an associated company etc), at five o'clock in the afternoon (5.00pm) GMT on the day on which an Optionholder ceases to be a director or employee of a Participating Company for any reason other than his death or those specified in Rule 6.5 (good leavers); and

                  (e) at five o'clock in the afternoon (5.00pm) GMT on the day on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

         6.8 If an Optionholder continues to be employed by a Participating Company after the date on which he reaches the Specified Age, he may exercise an Option by five o'clock in the afternoon (5.00pm) GMT on the day on which the period of six months following that date expires.

7.       EXERCISE OF OPTIONS

         7.1 An Option may only be exercised with monies not exceeding the amount of repayment (including any Bonus or interest) made under the related Savings Contract. For this purpose, repayment under the Savings Contract shall exclude the repayment of any Monthly Contribution the due date for payment of which falls more than one month after the date on which repayment is made.

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         7.2      Save as otherwise provided in this Plan, an Option shall
                  be exercisable in whole or in part by notice in writing (in the form prescribed by the Committee) given by the Optionholder (or his personal representatives) to the Company. If exercised in part, the Option shall lapse as to the unexercised part. The notice of exercise of the Option shall be accompanied by the relevant Option Certificate and either a remittance in cleared funds for the aggregate of the Exercise Prices payable or authority for the Savings Authority to pay such amount to the Company.

         7.3 Within 30 days after the Option Exercise the Committee shall allot or procure the transfer of the Stock in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Stock allotted or transferred unless the Committee considers that such allotment or transfer would not be lawful or appropriate in the relevant jurisdiction.

         7.4 Stock allotted under this Plan shall rank pari passu in all respects with the shares of Stock of the same class for the time being in issue save as regards any rights attaching to such Stock by reference to a record date prior to the date of allotment and, in the case of a transfer of existing Stock, the transferee shall not acquire any rights attaching to such Stock by reference to a record date prior to the date of such transfer.

         7.5 If and so long as the Stock is traded on NASDAQ or listed on any other stock exchange, the Company shall apply, or procure the application, for the formal admittance of any Stock allotted under this Plan to NASDAQ or to that other exchange.

8.       TAKEOVERS AND LIQUIDATIONS

         8.1 If any person obtains Control of the Company as a result of making:



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                  (a)     a general offer to acquire the whole of the issued
                          ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

                  (b) a general offer to acquire all the stock in the Company which is of the same class as the Stock, any Option may be exercised immediately before and conditionally upon such change of Control or by five o'clock in the afternoon (5.00pm) GMT on the day the period of six months after that date expires. For the purposes of this Rule 8.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

         8.2 If, under section 425 of the Companies Act 1985 (or closely comparable overseas legislation acceptable to the Inland Revenue), the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Option may be exercised immediately prior to and conditionally upon the Court sanctioning such compromise or arrangement or by five o'clock in the afternoon (5.00pm) GMT on the day the period of six months after the date of such compromise or arrangement expires.

         8.3 If any person becomes bound or entitled to acquire stock in the Company under sections 428 to 430 of the Companies Act 1985 (or closely comparable overseas legislation acceptable to the Inland Revenue) any subsisting Option may be exercised at any time when that person remains so bound or entitled.

         8.4 If the Company passes a resolution for voluntary winding up, any Option may be exercised by five o'clock in the afternoon (5.00pm) GMT on the day the period of six months after the passing of the resolution expires.


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         8.5      Notwithstanding any other provisions of this Plan, if at Bonus
                  Date the Optionholder holds an office or employment in a company which is not a Participating Company but which is a company under the Control of the Company or an Associated Company, he may exercise his option by five o'clock in the afternoon (5.00pm) GMT on the day the period of 6 months after the Bonus Date expires.

9.       EXCHANGE OF OPTIONS ON A TAKEOVER

         9.1 Notwithstanding the provisions of Rule 8, if any company ("the Acquiring Company") obtains Control of the Company or becomes bound or entitled to acquire stock in the Company within any of the sets of circumstances specified in Rules 8.1, 8.2 and 8.3, any Optionholder may at any time within the periods specified in those Rules, by agreement with the Acquiring Company, release his Option ("the Old Option") in consideration of the grant to him of a new option ("the New Option") which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 15(3) of Schedule 9) but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph (b) or (c) of paragraph 10 of Schedule 9).

         9.2 Where any New Options are granted pursuant to Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Plan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted:

                  (a) save for the definitions of "Participating Company" and "Group Company" in Rule 1, references to "the Company" (including the definition in Rule 1) shall be construed as being references to the

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                          Acquiring Company or such other company to whose
                          stock the New Option relate; and

                  (b) references to "Stock" (including the definition in Rule 1) shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate.

10.      VARIATION OF SHARE CAPITAL

         10.1 In the event of any capitalisation issue, rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

                  (a)     the number of shares of Stock comprised in an Option;

                  (b)     their Exercise Price;

                  (c) where an Option has been exercised but no Stock has been allotted or transferred in satisfaction of such exercise, the number of shares of Stock to be so allotted or transferred and their Exercise Price;

                  may, subject to the prior approval of the Inland Revenue, be varied in such manner as the Committee shall determine and (save in the event of a capitalisation) the Auditors (acting as experts and not arbitrators) shall confirm in writing to be in their opinion fair and reasonable.

         10.2 The Committee may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or re-issue any option certificate consequent upon such adjustment.


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11.      ADMINISTRATION

         11.1 The Committee shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the implementation and administration of this Plan as they think fit.

         11.2 The decision of the Committee shall be final and binding in all matters relating to this Plan (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Plan).

         11.3 The costs of establishing and administering this Plan shall be borne by the Company.

         11.4 The Company may, but shall not be obliged to, provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

12.      AMENDMENTS

         12.1     Prior to approval of this Plan by the Inland Revenue under
                  Schedule 9 the Committee may alter the Rules of this Plan as may be necessary to obtain such approval.

         12.2 After the date on which this Plan is approved by the Inland Revenue under Schedule 9, the Rules may be amended in any respect by resolution of the Committee provided that no amendment shall take effect which would cause this Plan (or any or all of the Options granted under it) to cease to be approved by the Inland Revenue and no amendment shall have effect until it has been approved by the Inland Revenue.

         12.3 Written notice of any amendment to this Plan shall be given to all Optionholders affected thereby.

13.      GENERAL

         13.1 This Plan shall commence upon the date of its approval by the Inland Revenue and shall (unless previously terminated by a resolution of the Committee or a resolution of the Company in General Meeting) terminate at five o'clock in the afternoon (5.00pm) GMT on the day the period of ten years from such date expires. On termination no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

         13.2 The Company will at all times keep available sufficient authorised and unissued Stock, or shall ensure that sufficient Stock will be available (whether as treasury Stock or otherwise), to satisfy the exercise to the full extent still possible of all subsisting Options, taking account of any other obligations of the Company to issue Stock.

         13.3     Notwithstanding any other provision of this Plan:

                  (a) this Plan shall not form part of any contract of employment between any Participating Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Plan or any right which he may have to participate in it and this Plan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

                  (b) no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company for any reason whatsoever;

                  (c) this Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company.

         13.4 Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Eligible Employee or Optionholder may be:

                  (a) delivered by electronic mail bearing the Eligible Employee's or Optionholder's electronic signature and it shall be deemed to have been received upon electronic confirmation of such delivery; or

                  (b) personally delivered or sent by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

         Stock certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, stock certificate or other communication so given, sent or made.

         13.5 Any notice to be given to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.

         13.6 This Plan and all Options granted under it shall be governed by and construed in accordance with English law.